UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

T-3 ENERGY SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

T-3 Energy Services, Inc. 7135 Ardmore Houston, Texas 77054
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time	10:00 a.m., Houston time, on Thursday, May 24, 2007

Place	7135 Ardmore, Houston, Texas 77054

Items of Business	1.	Elect one member to Class III of the Board of Directors.

	2.	Approve an amendment to our Certificate of Incorporation to
increase the number of authorized shares of preferred stock from
5,000,000 to 25,000,000 and of common stock from 20,000,000 to
50,000,000.

	3.	Transact such other business as may properly come
before the meeting or any adjournment thereof.

Record Date	April 4, 2007

Annual Report	The Annual Report for the year ended December 31, 2006, which is not a part of the proxy solicitation material, has been mailed along with this Notice and accompanying Proxy Statement.

Proxy Voting	Stockholders of record at the close of business on the Record Date may appoint proxies and vote their shares by signing, dating and mailing the enclosed proxy card in the envelope provided.

Stockholders whose shares are held by a broker, bank or other nominee may appoint proxies and vote as provided by that broker, bank or other nominee.

Any proxy may be revoked in the manner described in the accompanying Proxy Statement at any time prior to its exercise at the meeting.

By Order of the Board of Directors,

MICHAEL T. MINO
Vice President and Chief Financial Officer
April 20, 2007

T-3 ENERGY SERVICES, INC.
PROXY STATEMENT
for the
ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Thursday, May 24, 2007
     This Proxy Statement and the accompanying proxy/voting instruction card are being furnished to stockholders of record of T-3 Energy Services, Inc. (“T-3 Energy” or “Company”) by the Company’s Board of Directors in connection with its solicitation of proxies to be used at the 2007 Annual Meeting of Stockholders, scheduled to be held at 10:00 a.m. (Houston time) on Thursday, May 24, 2007 at our principal executive offices located at 7135 Ardmore, Houston, Texas 77054, or any postponements or adjournments thereof. This Proxy Statement and the accompanying proxy card contain information related to the Annual Meeting and will be mailed to stockholders on or about April 20, 2007.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND
THE ANNUAL MEETING

Q.	Why am I receiving these materials?

A.	The Board is providing these proxy materials for you in connection with the Annual Meeting of Stockholders, which is scheduled to take place on Thursday, May 24, 2007. The Board is soliciting proxies to be used at the meeting. You are also invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Q.	What information is contained in these materials?

A.	The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and our most highly paid officers, and certain other required information. A proxy card and a return envelope are also enclosed.

Q.	What proposals will be voted on at the Annual Meeting?

A.	The two proposals scheduled to be voted on at the Annual Meeting are (1) the election of one member to Class III of the Board of Directors, and (2) the approval of an amendment to our Certificate of Incorporation to increase the number of authorized shares of preferred stock from 5,000,000 to 25,000,000 and of common stock from 20,000,000 to 50,000,000.

Q.	Which of my shares may I vote?

A.	All shares owned by you as of the close of business on the Record Date, April 4, 2007, may be voted by you. On that date, there were 10,763,131 shares of common stock outstanding and entitled to vote at the Annual Meeting. The shares owned by you include shares that are: (1) held directly in your name as the stockholder of record and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee. Each of your shares is entitled to one vote at the annual meeting.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.	Some stockholders of T-3 Energy hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

STOCKHOLDER OF RECORD: If your shares are registered directly in your name with T-3 Energy’s transfer agent, Mellon Investor Services, LLC, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by T-3 Energy. As the stockholder of record, you have the right to grant your voting proxy directly to T-3 Energy or to vote in person at the Annual Meeting. T-3 Energy has enclosed a proxy card for you to use.

BENEFICIAL OWNER: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting. Your broker or other nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	You should follow the directions your broker provides in order to instruct your broker how you wish to vote. If your broker does not receive appropriate instructions from you, the broker may have authority to vote your shares held in street name with respect to the proposals. Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and increases in authorized preferred and common stock. “Broker non-votes” occur when nominees (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners prior to the meeting and do not have discretionary authority to vote the shares.

Q.	How can I vote my shares in person at the Annual Meeting?

A.	Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the Annual Meeting, T-3 Energy recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. You may request that your previously submitted proxy card not be used if you desire to vote in person when you attend the meeting. Shares held in “street name” may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares. You are urged to sign and return the accompanying proxy card whether or not you plan to attend the meeting.

Q.	How can I vote my shares without attending the Annual Meeting?

A.	Whether you hold shares directly as the stockholder of record or beneficially in “street name,” when you return your proxy card, properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card.

Q.	May I change my vote or revoke my proxy?

A.	If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the meeting by voting again prior to the meeting, by notifying the secretary of T-3 Energy in writing prior to the meeting, or voting at the meeting.

Q.	Who will count the vote?

A.	An inspector of election will count the vote.

Q.	What if I return my proxy card without specifying my voting choices?

A.	If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board of Directors.

Q.	What does it mean if I receive more than one proxy or voting instruction card?

A.	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q.	What constitutes a quorum?

A.	The presence, in person or by proxy, of the holders of a majority of the outstanding shares of T-3 Energy’s common stock is necessary to constitute a quorum at the meeting. If you submit a valid proxy card or attend the meeting, your shares will be counted to determine whether there is a quorum. Abstentions and “broker non-votes” also count towards the quorum.

Q.	What vote is required to approve each item?

A.	The one nominee for Class III Director will be elected by a plurality of the votes cast at the Annual Meeting. The one nominee for election as Class III Director at the Annual Meeting who receives the greatest number of votes cast for election by the stockholders will be elected as our Class III Director. The proposal to amend the Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding common stock entitled to vote on the Record Date. Broker non-votes and abstentions will not affect the outcome of the election of directors. Abstentions and broker non-votes have the effect of a vote against the amendment to our Certificate of Incorporation. If you hold your shares through a broker or nominee and you do not instruct them on how to vote on these proposals, the broker or nominee may have the authority to vote your shares in a manner of his choosing.

Q.	What are T-3 Energy’s voting recommendations?

A.	The Board of Directors recommends that you vote your shares “FOR” the election of Stephen A. Snider to Class III of the Board of Directors and “FOR” the amendment to our Certificate of Incorporation to increase the number of shares of preferred stock and common stock that are authorized to be issued.

Q.	Where can I find the voting results of the Annual Meeting?

A.	T-3 Energy will announce preliminary voting results at the Annual Meeting and publish final results in T-3 Energy’s quarterly report on Form 10-Q for the second quarter of 2007.

PROPOSAL ONE — ELECTION OF CLASS III DIRECTOR
     At the Annual Meeting, one Class III Director is to be elected to hold office until the third annual meeting of stockholders following their election.
     The persons named in the accompanying proxy have been designated by the Board of Directors, as recommended by the Nominating Committee, and, unless authority is withheld, those persons intend to vote for the election of the nominee named below to the Board as Class III Director. Although the Board does not contemplate that the nominee will become unavailable for election, if such a situation arises before the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) that the Board nominates, as recommended by the Nominating Committee, or the size of the Board may be reduced accordingly. For information regarding ownership of common stock by the nominee and the other directors see “Other Information — Security Ownership of Certain Beneficial Owners and Management.” Certain information with respect to the director nominee, each director whose term of office will continue after the Annual Meeting, and each of the executive officers, is set forth below.

	Principal Position		Director
Name	with the Company	Age	Since

Class I Director Whose Term Will Expire in 2008

Gus D. Halas	President, Chief Executive Officer and Chairman of the Board	56	2003

Class II Directors Whose Term Will Expire in 2009

Joseph R. Edwards	Director	34	2001

James M. Tidwell	Director	60	2001

Michael W. Press	Director	60	2004

Class III Director Whose Term (If Re-elected) Will Expire in 2010

Stephen A. Snider	Director	59	2003
Nominee for Class III Director
     Stephen A. Snider has served as a director since August 2003. Mr. Snider is Chairman, President and Chief Executive Officer of Universal Compression Holdings, Inc., a global natural gas compression services company, and also holds the same positions for the general partner of Universal Compression Partners, L.P., a domestic natural gas contract compression services business. Both companies are headquartered in Houston, Texas. Mr. Snider has over 30 years of experience in senior management of operating companies and also serves as a director of Energen Corporation, a publicly traded energy company.
Approval
     The nominee for Class III Director will be elected by a plurality of the votes cast at the Annual Meeting. The one nominee for election as Class III Director at the Annual Meeting who receives the greatest number of votes cast for election by the stockholders will be elected as our Class III Director. Broker non-votes and abstentions will not affect the outcome of the election of the Class III director. If you hold your shares through a broker or other nominee and you do not instruct them on how to vote on this proposal, the broker or other nominee may have the authority to vote your shares in a manner of his choosing.
THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE NOMINEE FOR CLASS III DIRECTOR.

Other Directors
     Gus D. Halas has served as President and Chief Executive Officer and as a director since May 1, 2003. He was elected Chairman of the Board on March 8, 2004. From August 2001 to April 2003, Mr. Halas served as President and Chief Executive Officer of Clore Automotive, Inc., a Lenexa, Kansas-based manufacturer and distributor of after-market auto parts and supplies. From January 2001 to May 2001, Mr. Halas served as President and Chief Executive Officer of Marley Cooling Tower Company, a manufacturer of evaporative water-cooling towers for generation, industrial refrigeration and HVAC markets throughout the world. From January 1999 to August 2000, Mr. Halas served as President of Ingersoll-Dresser’s Pump Services Group, a remanufacturer and service provider of centrifugal pumps. From September 1986 to January 1999, Mr. Halas spent his career in various management roles, most recently as Senior Vice President, Customer Support Services of Sulzer Industries, Inc., a manufacturer, remanufacturer and service provider of centrifugal pumps.
     Joseph R. Edwards has served as a director since the consummation of our merger with Industrial Holdings, Inc. (“IHI”) on December 17, 2001. Mr. Edwards is a Director of First Reserve Corporation, a private equity firm focusing on the energy industry, which he joined in 1998. Mr. Edwards is responsible for deal origination, due diligence, structuring, execution and monitoring of First Reserve’s investments, particularly in the oilfield services and infrastructure sectors. Prior to joining First Reserve, Mr. Edwards served as a member of the corporate finance team of Simmons & Company International, a Houston-based, energy-focused investment-banking firm. Mr. Edwards also serves as a director of Quintana Maritime Limited.
     James M. Tidwell has served as a director since the consummation of the merger with IHI. Mr. Tidwell is currently Executive Vice President and Chief Operating Officer of WEDGE Group Incorporated, a privately owned investment company with holdings in manufacturing, hotels, commercial real estate and oilfield services. He was Vice President and Chief Financial Officer of WEDGE from January 2000 through January 2007. From August 1996 through June 1999, Mr. Tidwell served as Executive Vice President and Chief Financial Officer of Daniel Industries, Inc., and he served as President of Daniel Measurement & Control from July 1999 until January 2000. Before then, Mr. Tidwell served as Vice President and Chief Financial Officer of Hydril Co. from August 1992 until July 1996. Mr. Tidwell is a director of Pioneer Drilling Company.
     Michael W. Press has served as a director since July 2004. Mr. Press was Chief Executive Officer of KBC Advanced Technologies Plc, an international petroleum consulting firm, from 1997 to 2001, and since 2001 has been self-employed. Preceding that, he spent twenty-seven years in the energy industry in senior management and executive positions. These positions included, but were not limited to, Executive Vice President of Refining and Marketing at Amerada Hess Corporation from 1994 to 1996, Senior Vice President of Manufacturing and Supply at British Petroleum Plc from 1990 to 1994, and Senior Vice President of Crude Trading and Transportation at The Standard Oil Company from 1986 to 1988. Mr. Press is currently a member of the Board of Directors of ABARTA, Inc., Petrofac Ltd., and Chart Industries. He is also a member of the Advisory Board of Pharmadule Emtunga.
Other Executive Officers
     Keith A. Klopfenstein, 40, has served as Vice President of Operations since September 23, 2003. Mr. Klopfenstein joined us in May 2003 as Manager of Operations. From December 2002 to April 2003, Mr. Klopfenstein served as Vice President of Strategic Operations for Flow Products Inc., a manufacturer of pumps for the municipal, petroleum, industrial and chemical industries. From May 2001 to November 2002, he served as Vice President of Operations for Flow Products Inc. From October 1997 to May 2001, Mr. Klopfenstein was Manufacturing Manager at Tyco Valves & Controls, a manufacturer of valves and actuators for the municipal, industrial, commercial building and chemical industries. Before then, Mr. Klopfenstein held a variety of engineering and management positions with two subsidiaries of Keystone International, Inc.
     Michael T. Mino, 52, has served as Chief Financial Officer since April 19, 2005. Mr. Mino had served as Vice President and Corporate Controller since August 2002 and as our Vice President, Chief Financial Officer, Secretary and Treasurer from the consummation of the merger with IHI on December 17, 2001 until August 2002. From March 2000 until the merger, Mr. Mino served as Vice President and Chief Financial Officer of former T-3, which was acquired in the merger. From July 1997 until March 2000, he served as Chief Financial Officer, Secretary and Treasurer of Tulsa Industries, Inc., a manufacturer of oilfield equipment headquartered in Tulsa, Oklahoma. From July 1995 until July 1997, he served as Chief Financial Officer of Intellicard Communications, Inc., a

privately held reseller of long distance services. Before then, Mr. Mino was in public accounting for eighteen years with PricewaterhouseCoopers L.L.P., the last six of which he served as a partner in the firm’s Business Assurance Division.
INFORMATION CONCERNING THE BOARD OF DIRECTORS
The Role of the Board
     In accordance with Delaware law, our operations are managed under the broad supervision of the Board of Directors, which has ultimate responsibility for the establishment and implementation of our general operating philosophy, objectives, goals and policies.
Independence of Directors
     The Board reviewed the independence of our directors during 2007. During this review, the Board considered transactions and relationships during prior years between each director or his affiliates and T-3 Energy and its subsidiaries, affiliates and investors. The Board also examined transactions and relationships between directors or their affiliates and members of senior management or their affiliates. As provided in the guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.
     Prior to November 30, 2006, the Company qualified as a “controlled company” because of First Reserve Fund VIII, L.P.’s beneficial ownership of over 50% of T-3 Energy and was therefore exempt from NASDAQ’s requirement to maintain a majority of independent directors. On November 30, 2006, First Reserve Fund VIII, L.P. sold 4.5 million shares of the Company’s common stock. As a result of First Reserve Fund VIII, L.P.’s sale, which reduced their beneficial ownership of the Company’s common stock to under 50%, T-3 Energy ceased to be a controlled company and is required to comply with these provisions after the specified transition periods. On January 3, 2007, Ben A. Guill resigned from his position as a director of the Company’s Board. As a result of Mr. Guill’s resignation, the Board is now comprised of 3 independent directors out of a total of 5 directors, and has thus satisfied its requirement to maintain a majority of independent directors.
     On January 10, 2007, the Board appointed Messrs. Tidwell, Snider and Press to serve on the Compensation Committee and the Nominating Committee. The Compensation Committee was previously comprised of Messrs. Snider, Guill and Edwards. The Nominating Committee was previously comprised of Messrs. Tidwell, Guill and Edwards. Messrs. Tidwell, Snider and Press already served on the Audit Committee prior to this date. The Board has affirmatively determined that Messrs. Tidwell, Snider and Press are independent of T-3 Energy and its management with respect to the Audit Committee, Compensation Committee and Nominating Committee as that term is used in Item 7(d)(3)(iv) of Schedule 14A and the NASDAQ’s listing standards.
Board and Committee Meeting Attendance and Compensation
     During 2006, the Board of Directors held 9 meetings. Each director attended 75% or more of the meetings held by the Board or meetings of Board committees of which he was a member during his tenure in 2006. During 2006, outside directors received an annual director fee of $30,000, an annual audit committee chairman fee of $6,000, an annual compensation committee chairman fee of $3,000, $2,000 for attendance at Board meetings and $1,000 for attendance at Board teleconference meetings, $1,000 for attendance at committee meetings, 5,000 non-statutory stock options, as well as reimbursement for reasonable travel expenses incurred in attending such meetings. Options granted to outside directors have an exercise price equal to the closing price of the Company’s common stock on the date of grant as reported by the NASDAQ Global Market, vest over a three-year period, and expire 10 years after the effective date of the grant, subject to prior termination, all pursuant to the terms of the T-3 Energy Services, Inc. 2002 Stock Incentive Plan. Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings, we encourage them to attend and historically they have done so. All of the Board members attended the 2006 annual meeting of stockholders. The table below on non-management directors’ compensation includes the above compensation elements:

					Change
					in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or			Incentive Plan	Compensation	All Other
	Paid in Cash	Stock Awards	Option Awards (1)	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
James M. Tidwell	56,500	—	18,817	—	—	—	75,317

Stephen A. Snider	52,500	—	18,112	—	—	—	70,612

Michael W. Press	49,000	—	14,345	—	—	—	63,345

Joseph R. Edwards	41,500	—	18,817	—	—	—	60,317

Ben A. Guill	43,500	—	18,817	—	—	—	62,317

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each of the directors in 2006 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures. For additional information on the valuation assumptions, refer to Note 14 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 16, 2007. At December 31, 2006, the aggregate number of option awards outstanding for each non-management director was as follows: Mr. Tidwell, 25,000; Mr. Snider, 15,000; Mr. Press, 10,000; Mr. Edwards, 25,000; and Mr. Guill, 25,000.
Committees of the Board of Directors
     Under delegated authority, various board functions are discharged by the standing committees of the Board of Directors. T-3 Energy’s standing committees during 2006 were the Audit Committee, the Compensation Committee and the Nominating Committee.
The Audit Committee
     The Audit Committee held seven meetings in 2006 and was comprised of Messrs. Tidwell, Snider and Press. Under the NASDAQ’s listing standards, all of the foregoing members of the committee were independent. James Tidwell serves as Chairman of the Audit Committee. The Board of Directors has determined that Mr. Tidwell is an audit committee financial expert under the Securities and Exchange Commission (“SEC”) rules and independent, as that term is used in Item 7(d)(3)(iv) of Schedule 14A.
Report of the Audit Committee
     The Audit Committee of the Board of Directors is composed of three directors, independent and otherwise qualified as required by The Nasdaq Stock Market and the SEC, and operates under a written charter which was updated and approved by the Board of Directors in April 2004 and is reviewed at least annually by the committee. A copy of the audit committee charter is available at
www.t3energyservices.com.
     Management is responsible for the adequacy of the Company’s financial statements, internal controls and financial reporting processes. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, expressing an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in accordance with generally accepted accounting principles and issuing a report thereon. The committee is responsible for monitoring and overseeing these processes and otherwise assisting the directors in fulfilling their responsibilities relating to corporate accounting, reporting practices, and reliability of the financial reports of the Company. The functions of the committee are focused primarily on four areas:
•	The quality and integrity of the Company’s financial statements;

•	The scope and adequacy of the Company’s internal controls and financial reporting processes;

•	The independence and performance of the Company’s independent registered public accounting firm; and

•	The Company’s compliance with legal and regulatory requirements related to the filing and disclosure of the quarterly and annual financial statements of the Company.

     The principal functions of the committee include:
•	The selection of the independent registered public accounting firm, and approving the scope, timing and fees of the annual audit as well as any non-audit services to be provided by the independent registered public accounting firm;

•	Meeting with management and with the independent registered public accounting firm to review the scope, procedures and results of the audit, the appropriateness of accounting principles and disclosure practices, and the adequacy of the Company’s financial and accounting personnel and resources;

•	Meeting with management and the independent registered public accounting firm to review the Company’s internal controls, including computerized information systems controls and security;

•	Reviewing the Company’s quarterly and annual financial statements, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, and earnings releases prior to filing;

•	Reviewing significant changes in accounting standards and legal and regulatory matters that may impact the financial statements;

•	Meeting with management to review compliance policies and programs, including the Company’s conflict of interest and ethical conduct policy;

•	Conferring independently with the independent registered public accounting firm in carrying out these functions; and

•	Providing oversight and direction to the Company’s internal audit department.
     To be in a position to accept the Company’s 2006 consolidated financial statements, the committee took a number of steps:
•	The committee approved the scope of the Company’s independent audit;

•	The committee met with Ernst & Young LLP, with and without management present, to discuss the results of their audit, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting;

•	The committee reviewed and discussed the audited financial statements with management, including a discussion of the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements, and received management’s representation that the Company’s financial statements were prepared in accordance with generally accepted accounting principles;

•	The committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, including their judgments as to the quality, not just the acceptability, of the Company’s accounting principles, estimates and financial statements and such other matters as are required to be discussed with the committee under auditing standards generally accepted in the United States; and

•	The committee discussed with Ernst & Young LLP their independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and considered the compatibility of nonaudit services with the registered public accounting firm’s independence.
          Based upon the above reviews and discussions with management and Ernst & Young LLP, and the committee’s review of the representations of management and the report of Ernst & Young LLP to the committee, the committee has approved the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

AUDIT COMMITTEE,
James M. Tidwell, Chairman
Stephen A. Snider
Michael W. Press

The Compensation Committee
     The Compensation Committee of the Board of Directors sets the compensation for executive personnel of the Company and administers the Company’s 2002 Stock Incentive Plan and other compensation plans. The committee was comprised of Ben A. Guill, Joseph R. Edwards and Stephen A. Snider during 2006, with Mr. Snider serving as Chairman. On January 10, 2007, the Board appointed James M. Tidwell, Stephen A. Snider and Michael W. Press to serve on the Compensation Committee. Under the NASDAQ’s listing standards, Messrs. Tidwell, Snider and Press are independent. The committee held two meetings in 2006. Stephen A. Snider serves as the Chairman of the Compensation Committee. The Compensation Committee does not operate under a written charter.
Compensation Committee Interlocks and Insider Participation in Compensation Decisions
     Our compensation committee is currently comprised of James M. Tidwell, Stephen A. Snider and Michael W. Press. None of these individuals has served as our officer or employee, and there are no compensation committee interlocks with our executive officers.
The Nominating Committee
     The Nominating Committee of the Board of Directors is charged with evaluating and recommending candidates for election as directors, making recommendations concerning the size and composition of the Board of Directors and assessing the effectiveness of the Board of Directors. The committee operates under a written charter, which was attached as Appendix B to the Proxy Statement for the 2004 Annual Meeting of Stockholders. A copy of the nominating committee charter is available at www.t3energyservices.com. The committee was comprised of Ben A. Guill, Joseph R. Edwards and James M. Tidwell during 2006, with Mr. Tidwell serving as chairman. On January 10, 2007, the Board appointed James M. Tidwell, Stephen A. Snider and Michael W. Press to serve on the Nominating Committee. Under the NASDAQ’s listing standards, Messrs. Tidwell, Snider and Press are independent. The committee held one meeting in 2006. James M. Tidwell serves as the Chairman of the Nominating Committee.
     In evaluating and determining whether to nominate a candidate for a position on the Company’s Board, the committee will consider whether the candidate possesses high professional ethics and values, relevant management and/or operational experience, and a commitment to enhancing stockholder value. The committee regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. Candidates may come to the attention of the committee from current Board members, stockholders, professional search firms, officers or other persons. The committee will review all candidates in the same manner regardless of the source of the recommendation.
     Our Bylaws provide that nominations for the election of directors may be made by any stockholder who is a stockholder of record at the time of giving of notice described below; provided, however, that a stockholder may nominate a person for election as a director at a meeting only if written notice of such stockholder’s intent to make such nomination has been given to our Secretary as described in “Stockholder Proposals” in this Proxy Statement. Each notice must set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to the stockholder giving the notice (i) the name and address, as they appear on T-3 Energy’s books, of such stockholder and (ii) the class and number of shares of T-3 Energy that are beneficially owned by such stockholder and that are owned of record by such stockholder; and (c) as to the beneficial owner, if any, on whose behalf the nomination is made, (i) the name and address of such person and (ii) the class and number of shares of T-3 Energy that are beneficially owned by such person.
Communicating with the Board of Directors
     Stockholders wishing to communicate with one or more directors, or the Board as a whole, may do so in writing addressed to the director(s) or the Board and sent to the Corporate Secretary, T-3 Energy Services, Inc., 7135 Ardmore, Houston, Texas 77054.

          In addition, stockholders may communicate with directors by calling a hotline or via the Internet. Information concerning the hotline and website are available on the Company’s website at www.t3energyservices.com/corporategovernance.shtml. All reports are sent directly to the Audit Committee Chairman, Mr. Tidwell, who is responsible for informing the other members of the Board of relevant issues.
Code of Ethics
          We have adopted a Senior Executive Ethics Policy that applies to our President and Chief Executive Officer, Chief Financial Officer, Vice President of Operations, Director of Human Resources, Vice Presidents, and General Managers of operating units. The Senior Executive Ethics Policy is available in the Investor Relations section of our website at www.t3energyservices.com. We intend to post amendments to, or waivers of, the Senior Executive Ethics Policy (to the extent applicable to our Chief Executive Officer or Chief Financial Officer) at this location on our website.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     Overview of Executive Compensation Program
          Compensation for the executive officers for 2006 was determined based on the contractual terms of the officers’ employment agreements and bonus plans approved by T-3 Energy’s Board of Directors as well as equity awards made pursuant to, and in accordance with, provisions of the 2002 Stock Incentive Plan. Bonus compensation is determined based upon achievement of certain specified company earnings targets.
          The T-3 Energy Services 2002 Stock Incentive Plan is intended to provide key employees (including executive officers) of the Company and its subsidiaries with a continuing proprietary interest in the Company, with a view to increasing the interest in the Company’s welfare of those personnel who share the primary responsibility for the management and growth of the Company. Moreover, the T-3 Energy Services 2002 Stock Incentive Plan provides a significant non-cash form of compensation that is intended to benefit the Company by enabling it to continue to attract and to retain qualified personnel.
          Under the supervision of the Compensation Committee (for purposes of this analysis, the “Committee”), the goal of T-3 Energy is to develop and implement compensation policies, plans and programs designed to enhance the profitability of the Company, and therefore stockholder value, by aligning closely the financial interests of T-3 Energy’s senior executives with those of its stockholders. The Committee has adopted the following objectives as guidelines for making its compensation decisions:
•	Provide a competitive total compensation package that enables us to attract and retain key executives;

•	Integrate all compensation programs with our annual and long-term business objectives and strategy, and focus executive behavior on the fulfillment of those objectives; and

•	Provide variable compensation opportunities that are directly linked to our performance and that align executive remuneration with the interests of stockholders.
          The roles of the Committee and management in the compensation-setting process are discussed in more detail below.
          Throughout this proxy statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during 2006 and the other individuals included in the Summary Compensation Table are referred to as “Named Executive Officers.”

     Role of the Committee
          The Committee sets the compensation for executive personnel of the Company and administers the Company’s 2002 Stock Incentive Plan and other compensation plans.
          The Committee is authorized to make incentive equity awards under the incentive plan to key employees, including officers (whether or not they are also directors), of the Company and its subsidiaries. Although the incentive awards are not based on any one criterion, the Committee will direct particular attention to management’s ability to implement the Company’s growth strategy. In making incentive awards, the Committee will also consider margin improvements achieved through management’s realization of operational efficiencies.
     Role of Our Executive Officers
          Members of our management team play an important role in the compensation-setting process. The most significant aspects of our management’s involvement in this process are:
•	preparing materials in advance of Committee meetings for review by the Committee members;

•	evaluating employee performance;

•	establishing our business goals; and

•	recommending the compensation arrangements and components for our employees, excluding our senior officers.
          Our Chief Executive Officer is instrumental to this process. Specifically, the Chief Executive Officer assists the Committee in:
•	evaluating senior officer performance;

•	providing background information regarding our business goals; and

•	recommending the compensation arrangements and components for our senior officers.
Objectives of Our Compensation Program
     Compensation Philosophy
          As discussed above, our executive compensation program emphasizes a pay-for-performance philosophy. As part of this philosophy, the Committee carefully determines the percentage mix of compensation it thinks is appropriate for each of our corporate officers. This is not a mechanical process, and the Committee uses its judgment and experience, as well as input from our Chief Executive Officer, to determine the appropriate mix of compensation for each individual. To accomplish this goal, the Committee utilizes the tools described below to guide its compensation decisions.
          The compensation of our corporate officers is reviewed annually and this review typically takes place in the early part of our first quarter. The corporate officers’ compensation, other than the Chief Executive Officer, is submitted to the Compensation Committee based upon our Chief Executive Officer’s recommendation. At that time, the Compensation Committee will meet in a private session to determine the amounts and mix of the Chief Executive Officer’s compensation as well as review the recommendations of our Chief Executive Officer with respect to the other corporate officers’ compensation. The last review was performed in January 2007. Any significant changes to the officers’ compensation have been filed with the SEC on Form 8-K.

     Benchmarking
          Salaries for senior executives are intended to be competitive with that paid in comparably situated industries and to provide a reasonable degree of financial security and flexibility to those individuals who the board of directors regards as adequately performing the duties associated with the various senior executive positions. In furtherance of this objective, the Committee periodically, at a minimum annually, reviews the salary levels of a sampling of companies that are regarded by the Committee as having sufficiently similar financial and operational characteristics to provide a reasonable basis for comparison. Although the Committee does not attempt to specifically tie executive salaries to those offered by any particular sampling of companies, the review provides a useful gauge in administering the Company’s salary policy. In general, however, the Committee considers the credentials, length of service, experience, and consistent performance of each individual senior executive when setting compensation levels.
          Our group of Peer Companies includes:
•	Cameron International Corporation

•	Hydril Company

•	Weatherford

•	National Oilwell Varco, Inc.

•	Oil States Industries, Inc.

•	Other – Houston Area Manufacturer Survey participants, primarily oilfield service related
Compensation Components
          Our corporate officers are compensated through short-term compensation plans and long-term incentive compensation plans, which consist of cash and non-cash compensation. Our short-term compensation plans include an annual base salary and our annual bonus plan. Our long-term incentive compensation plans include our 2002 Stock Incentive Plan, which permits the granting of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units and other types of incentive awards, some of which may require the satisfaction of performance-based criteria in order to be payable to the grantees. In addition, our corporate officers receive health and welfare benefits, and certain of our officers receive a vehicle allowance and reimbursement of club dues.
          The Company evaluates these components of compensation annually. Additionally, the Company believes that the mix of these compensation components provide effective incentives to the corporate officers for achieving the various goals of the Company to maximize shareholder value. There have not been any significant changes to the mix of these compensation components for the past several years.
     Base Salary
          We provide the Named Executive Officers and other employees with an annual base salary to compensate them for services rendered during the fiscal year. Our goal is to set base salaries for our corporate officers at levels that are competitive with comparable companies for the skills and requirements of similar positions. The Committee also considers individual performance and experience as well as our financial performance in setting the base salaries for our corporate officers to ensure that each officer is appropriately compensated.
          The individual base salary levels are generally reviewed each January and are adjusted based on an analysis of current market salary levels at our Peer Companies, individual performance and experience, job responsibilities, cost of living considerations and our financial performance.

          The base salaries paid to our Named Executive Officers are set forth below in the Summary Compensation Table. For the fiscal year ended December 31, 2006, approximately 21% to 55% of each Named Executive Officer’s total compensation was comprised of base salaries. No material changes to 2007 base salaries have been made for the named executive officers.
     Non-Equity Incentive Plan
          Consistent with our pay-for-performance philosophy, we use an annual cash bonus plan to motivate and reward our corporate officers for achieving certain specified company earnings targets and financial and operational ratios. The bonus plan for the corporate officers, except for the Chief Executive Officer, is comprised of a defined bonus based on specific Company earnings targets and ratios, along with a discretionary bonus based on the individual’s performance. The defined bonus plan is comprised of the following goals:
•	Earnings before interest and taxes (EBIT) target

•	Adjusted net working capital days target

•	Total recordable incident rate (TRIR) target
          These targets were chosen because they are consistent with the Company’s annual and long-term business objectives and strategy. The potential for greater (or lesser) amounts of incentive compensation is intended to motivate participants to achieve these goals and to not reward participants if these goals are not achieved.
          The amount of bonus compensation is based on a percentage of the officers’ salaries and is weighted between the above three goals with a majority of the allocation weighted to the EBIT target. Each of the above goals has a range with a low target level, a base target level, and a high target level. Thus, these percentages can vary and it is possible for an officer to obtain incentive compensation greater (or lesser) than the base targeted levels.
          The 2006 defined bonus plan target amounts and weightings were determined by the Compensation Committee based on the Company’s annual objectives, along with input from our Chief Executive Officer. The base target levels were met for all three goals in 2006. In addition, discretionary bonus amounts were paid to the corporate officers related to their performance during 2006.
          The 2007 bonus program is consistent with the 2006 bonus program.
          Our Chief Executive Officer is eligible for an annual bonus to be awarded, if at all, based on achievement of performance goals established annually by the Board of Directors or a committee thereof. The performance goals of our Chief Executive Officer are consistent with the performance objectives of the other named executive officers.
     Long-Term Equity Incentive Compensation
          To align the compensation of our corporate officers with the attainment of our business goals and an increase in stockholder value, we award long-term equity incentive grants to our corporate officers as part of our total compensation package. These awards are made pursuant to the 2002 Stock Incentive Plan.
          In January 2006 and April 2006, the Committee approved the award of stock options to our corporate officers and shares of restricted stock to our Chief Executive Officer, respectively, for the fiscal year ended December 31, 2006. The amounts of the awards were determined by the Committee based on the specific design of our overall compensation plan with respect to the types of awards granted, as well as individual performance and our financial performance. When determining the appropriate combination of stock options and shares of restricted stock, the Committee’s goal is to weigh the cost of these grants with their potential benefits as a compensation tool. The Committee believes that providing grants of stock options or restricted stock effectively balances our objective of focusing the named executive officers on delivering long-term value to our stockholders with our objective of providing value to the executives with the equity awards. Typically, the Committee grants stock options to our executive officers. In 2006, the Committee also granted shares of restricted stock to our Chief Executive Officer.

          Vesting of these awards is intended to facilitate retention. Consequently, the stock options vest 33% per year over a three-year period. Half of the shares of restricted stock, or 50,000 shares, vest on January 11, 2008, if our Chief Executive Officer remains employed with the Company through this vesting date. Of the remaining 50,000 shares, 25,000 vested on January 12, 2007 as the Company’s common stock price had increased at least 25% from the closing price of the common stock on January 12, 2006, and 25,000 will vest on January 11, 2008 if the Company’s common stock price has increased at least 25% from the closing price of the common stock on January 12, 2007, provided in both cases that our Chief Executive Officer remains employed with the Company through the applicable vesting date. If on each of the vesting dates, the Company’s common stock price has not increased by at least 25%, then a pro rata portion of the shares shall be vested for any increase in the closing price of the common stock as determined on such vesting date.
          The Committee believes awards of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units and other types of incentive awards, some of which may require the satisfaction of performance-based criteria in order to be payable to the grantees, more completely align management’s interests with those of the company and our stockholders, while increasing our ability to retain key members of our management team.
          The long-term equity incentive grants awarded to our Named Executive Officers are set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table. For the fiscal year ended December 31, 2006, approximately 21% to 57% of each Named Executive Officer’s total compensation was comprised of long-term equity incentive grants.
     401(k) Plan
          We have a defined contribution profit sharing plan designed to assist our eligible officers and employees in providing for their retirement. We match the contributions of our employees to the plan, up to the greater of 3% of eligible compensation, or $6,600 for 2006 and 3% of eligible compensation, or $6,600 for 2007. Matching contributions may be in the form of cash or shares of our common stock or a combination of both, as determined by the Committee. To date, all of our matches have been in cash for all employees.
     Other Benefits
          Health and Welfare Benefits. We provide our corporate officers with medical, dental, disability insurance and life insurance to meet their health and welfare needs. This is a fixed component of compensation and the benefits provided are the same or comparable to all of our full-time employees.
          Vehicle Allowance. Certain of our corporate officers are provided a vehicle, or the economic equivalent. For the year ended December 31, 2006, Mr. Halas and Mr. Mino received annual vehicle allowances of $12,000 and $11,465, respectively. These amounts have not changed since the effective dates of their employment agreements and were determined based upon market levels of our Peer Companies at that time. The Company provides this benefit in order to be competitive with its Peer Companies and for the long-term retention of these officers.
          Club Dues. Certain of our corporate officers are reimbursed for club dues. For the year ended December 31, 2006, Mr. Halas and Mr. Mino were reimbursed $5,455 and $5,533, respectively. The Company provides this benefit in order to be competitive with its Peer Companies and for the long-term retention of these officers in order to achieve our goals.
Employment Agreements, Severance Benefits and Change in Control Provisions
          The named executive officers have employment agreements that contain provisions for severance benefits in connection with defined termination events, such as a change of control or for any reason other than due to death, disability or cause. Further discussion of these provisions can be found in the “Other Potential Post-Employment Payments” section of this Proxy Statement.

     Stock Ownership/Retention Guidelines
          Stock ownership guidelines have not been implemented by the Committee for our corporate officers. However, we encourage our corporate officers to participate in stock ownership. We will continue to periodically review best practices and re-evaluate our position with respect to stock ownership guidelines.
     Tax Deductions for Compensation
          In conducting the compensation programs applicable to our corporate officers, the Committee considers the effects of Section 162(m) of the Internal Revenue Code, which denies publicly held companies a tax deduction for annual compensation in excess of $1 million paid to their chief executive officer or any of their four other most highly compensated corporate officers who are employed on the last day of a given year, unless their compensation is based on performance criteria that are established by a committee of outside directors and approved, as to their material terms, by that company’s stockholders.
          Based on current interpretive authority, our ability to deduct compensation expense generated in connection with the exercise of options granted under our stock incentive plan should not be limited by Section 162(m). Our stock incentive plan has been designed to provide flexibility with respect to whether restricted stock awards will qualify as performance-based compensation under Section 162(m) and, therefore, be exempt from the deduction limit. If the forfeiture restrictions relating to a restricted stock award are based solely upon the satisfaction of one of the performance criteria set forth in the stock incentive plan, then the compensation expense relating to the award should be deductible by us if the restricted stock award becomes vested. However, compensation expense deductions relating to a restricted stock award will be subject to the Section 162(m) deduction limitation if the award becomes vested based upon any other criteria set forth in the award (such as vesting based upon continued employment with us or upon a change of control). A portion of the restricted stock awards granted to our Chief Executive Officer in 2006, which are subject to vesting based on continued employment with us, will be subject to the Section 162(m) deduction limitation. In addition, the portion of total salary and bonus compensation that exceeds one million dollars for each of our Chief Executive Officer and our other corporate officers does not so qualify and is subject to the limitation on deductibility under Section 162(m). As a result, we have in the past and may from time to time in the future, pay compensation to our corporate officers that is not deductible.
     Conclusion
          We believe that the amounts and mix of the named executive officers’ compensation components are fair and appropriate based upon the current market conditions and the goals that were historically achieved by the Company. Additionally, we believe that the compensation package is consistent with our industry Peer Companies.
Compensation Committee Report
          The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussions with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2007 Proxy Statement.

COMPENSATION COMMITTEE,
Stephen A. Snider, Chairman
James M. Tidwell
Michael W. Press

Summary Compensation Table
     The following table provides certain summary information covering compensation paid or accrued during 2006 to our chief executive officer and certain other executive officers (the “Named Executive Officers”).

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
				Awards(1)	Awards(1)	Compensation(2)	Earnings	Compensation (3)	Total
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)	($)	($)	($)	($)	($)
Gus D. Halas, President, Chief Executive Officer, and Chairman	2006	450,000	—	941,408	252,149	450,000	—	17,455	2,111,012

Michael T. Mino, Vice President and Chief Financial Officer	2006	165,550	—	—	61,997	57,900	—	16,103	301,550

Keith A. Klopfenstein, Vice President - Operations	2006	140,969	—	—	65,181	60,000	—	—	266,150

(1)	These columns represent the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of restricted stock and stock options granted to each of the named executives, in 2006 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures. For additional information on the valuation assumptions, refer to Note 14 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 16, 2007.

(2)	This column represents the annual defined and discretionary bonuses paid for 2006.

(3)	Other Annual Compensation for 2006 for Mr. Halas consists of an automobile allowance of $12,000 and $5,455 in club dues. Other Annual Compensation for 2006 for Mr. Mino consists of an $11,465 automobile allowance and $4,638 in club dues.
Grants of Plan-Based Awards
     The following table provides information about equity and non-equity awards granted to the named executive officers during 2006.

								All Other	All Other
								Stock Awards:	Option Awards:		Grant Date
								Number of	Number of	Exercise or	Fair Value of
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Base Price	Stock and
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards			Stock or	Underlying	of Option	Options
	Grant	Threshold	Target	Maximum	Threshold	Target(2)	Maximum	Units (3)	Options (4)	Awards	Awards (5)
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($ / Sh)	($)
Gus D. Halas	01/12/06	—	—	—	—	—	—	—	100,000	12.31	561,000
	04/27/06	—	—	—	—	50,000	—	50,000	—	—	1,759,982

Michael T. Mino	01/12/06	—	43,000	64,500	—	—	—	—	25,000	12.31	140,250

Keith A. Klopfenstein	01/12/06	—	38,250	57,375	—	—	—	—	25,000	12.31	140,250

(1)	These columns show the 2006 potential range of bonuses under the defined bonus plan. Mr. Halas’s bonus is entirely at the discretion of the Compensation Committee.

(2)	This column shows the 50,000 shares of restricted stock granted to Mr. Halas during 2006 that vest on January 11, 2008, if Mr. Halas remains employed with the Company through this vesting date.

(3)	This column shows the number of performance-based restricted stock awards granted to Mr. Halas during 2006. Of the 50,000 shares, 25,000 vested on January 12, 2007, since the Company’s common stock price has increased at least 25% from the closing price of the common stock on January 12, 2006, and 25,000 will vest on January 11, 2008 if the Company’s common stock price increases at least 25% from the closing price of the common stock on January 12, 2007, provided that Mr. Halas remains employed with the Company through the applicable vesting date. If on the vesting date, the Company’s common stock price has not increased at least 25%, then a pro rata portion of the shares shall be vested for any increase in the closing price of the common stock as determined on such vesting date.

(4)	This column shows the number of stock options granted to the named executive officers during 2006. The stock options vest and become exercisable ratably over three years.

(5)	This column shows the full grant date fair value of the stock options and restricted stock awards under SFAS 123R granted to the named executive officers in 2006. Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the award’s vesting schedule. For additional information on the valuation assumptions, refer to Note 14 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 16, 2007.

Outstanding Equity Awards at Fiscal Year-End
     The following table provides information on the current holdings of stock options and stock awards by the named executive officers as of December 31, 2006. This table includes unexercised and unvested stock option awards and unvested restricted stock awards. The vesting schedule of the stock options and restricted stock awards and the market value of the restricted stock awards is discussed above in the footnotes to the Grants of Plan-Based Awards table.

	Option Awards					Stock Awards
									Equity
									Incentive
			Equity					Equity Incentive	Plan Awards:
			Incentive					Plan Awards:	Market or
			Plan Awards:				Market	Number of	Payout Value
	Number of	Number of	Number of			Number of	Value of	Unearned	of Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#) (1)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#) (2)	($)	(#)	($)
Gus D. Halas	100,000	—	—	6.28	4/30/13	—	—	—	—
	33,333	16,667	—	6.98	2/19/14	—	—	—	—
	—	100,000	—	12.31	1/12/16	—	—	—	—
	—	—	—	—	—	100,000	1,759,982	—	—

Michael T. Mino	28,317	—	—	11.01	3/20/10	—	—	—	—
	11,083	—	—	14.41	3/20/10	—	—	—	—
	5,205	—	—	12.80	3/20/10	—	—	—	—
	5,000	—	—	6.85	2/27/13	—	—	—	—
	2,000	1,000	—	6.98	2/19/14	—	—	—	—
	5,000	10,000	—	7.41	1/21/15	—	—	—	—
	—	25,000	—	12.31	1/12/16	—	—	—	—

Keith A. Klopfenstein	5,000	—	—	6.85	6/26/13	—	—	—	—
	6,667	3,333	—	6.98	2/19/14	—	—	—	—
	3,333	6,667	—	7.41	1/21/15	—	—	—	—
	—	25,000	—	12.31	1/21/16	—	—	—	—

(1)	Stock options vest 33% per year over a three-year period.

(2)	50,000 shares of restricted stock vest on January 11, 2008, if Mr. Halas remains employed with the Company through this vesting date. Of the remaining 50,000 shares, 25,000 vest on January 12, 2007 as the Company’s common stock price has increased at least 25% from the closing price of the common stock on January 12, 2006, and 25,000 will vest on January 11, 2008 if the Company’s common stock price has increased at least 25% from the closing price of the common stock on January 12, 2007, provided that Mr. Halas remains employed with the Company through the vesting date.
Option Exercises and Stock Vested in Fiscal 2006
     During 2006, there were no stock options exercised by or vesting of restricted stock awards for the named executive officers.
Other Potential Post-Employment Payments
     As described in the Compensation Discussion and Analysis, the named executive officers have employment agreements that contain provisions for severance benefits in connection with defined termination events, such as a change of control or for any reason other than due to death, disability or cause.
     On April 27, 2006, the Company and Gus D. Halas, the Company’s President, Chief Executive Officer and Chairman, entered into an Amended and Restated Employment Agreement (the “Agreement”). The Agreement has an initial two year term commencing in April 2006; however, after the first year, the Agreement is automatically renewed at the end of each calendar month so that the remaining term of the Agreement is always one year. The Agreement provides for an annual base salary of $450,000, an annual bonus to be awarded in the discretion of our board of directors or a committee thereof, and the grant of 100,000 shares of restricted common stock effective January 12, 2006 pursuant to the Restricted Stock Award Agreements. The Agreement contains standard confidentiality covenants with respect to the Company’s trade secrets and non-competition and non-solicitation covenants until the later of the first anniversary of the date of termination or resignation or such time as Mr. Halas no longer receives any payments under the Agreement. If Mr. Halas is terminated for any reason other than due to death, disability or cause (as defined in the Agreement), the Company is required to pay Mr. Halas an amount equal to two times his average base salary and bonus for the prior two fiscal years of employment, and all stock options to purchase shares of the Company’s common stock and all restricted stock grants will be fully vested. In addition, if through the Company’s actions Mr. Halas ceases to hold the title of Chairman, President or Chief Executive Officer, ceases to report directly to the board of directors, has any of his primary business responsibilities shifted to another employee that does not report directly to him or is transferred outside of Houston, Texas, and he resigns within 60 days after such event, the resignation will be deemed a termination without cause for purposes of the severance payments described above. Upon the occurrence of a change of control (as defined in the Agreement), the Company is required to promptly pay Mr. Halas an amount equal to two times his average base salary and bonus for the prior two fiscal years of employment, and all stock options to purchase shares of the Company’s common stock and all restricted stock grants will be fully vested; provided, that Mr. Halas will no longer be entitled to receive the severance payment described above in the event of his subsequent termination for any reason other than due to death, disability or cause.
     The employment agreement with Michael T. Mino, our Vice President and Chief Financial Officer is for a one-year term, commencing in March 2000, and is automatically renewed at the end of each calendar month so that the remaining term of the agreement is always one year. The employment agreement provides for an annual base salary of $172,000 for 2007. The agreement contains standard confidentiality covenants with respect to T-3 Energy’s trade secrets and non-competition covenants until the later of (i) the first anniversary of the date of termination or resignation or (ii) such time as Mr. Mino no longer receives any payments under the agreement. If Mr. Mino is terminated for any reason other than due to death, disability or cause (as defined in the agreement), we are required to make monthly severance payments for the remaining term of his employment equal to his monthly base salary on termination. If Mr. Mino is terminated, other than for cause, upon a change of control (as defined in the agreement), we are required to make monthly severance payments for two years from the date of his termination equal to his monthly base salary on termination. If within 18 months of a change of control transaction, Mr. Mino has a material demotion in his title or responsibilities or is transferred outside of Houston, Texas, and he resigns within 60 days after that demotion or transfer, the resignation will be deemed a termination without cause for purposes of the severance payments described above.
     On June 1, 2006, T-3 Management Services, L.P. (“T-3 Management”), a subsidiary of the Company, entered into the Fourth Employment Agreement (the “Fourth Agreement”) with Keith A. Klopfenstein, Vice President of Operations, which has a two-year term ending on May 31, 2008. The Fourth Agreement provides for an annual base salary of $153,000 for 2007 and contains standard confidentiality covenants with respect to the Company’s trade secrets and non-competition and non-solicitation covenants until the later of the first anniversary of the date of termination or resignation or such time as Mr. Klopfenstein no longer receives any payments under the Fourth Agreement. If Mr. Klopfenstein is terminated for any reason other than due to death, disability or cause (as defined in the Fourth Agreement), T-3 Management is required to make monthly severance payments equal to his monthly base salary on termination for the lesser of one year or the remaining term of his employment. In addition, if within 18 months of a change of control (as defined in the Fourth Agreement) of the Company, Mr. Klopfenstein has a material demotion in his title or responsibilities or is transferred outside of Houston, Texas, and he resigns within 60 days after that demotion or transfer, T-3 Management is required to make monthly severance payments equal to his monthly base salary on termination for one year.

PROPOSAL TWO – AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
     At the Annual Meeting, stockholders will be asked to consider and approve a proposal to amend our Certificate of Incorporation to increase the number of authorized shares of preferred stock from 5,000,000 to 25,000,000 and common stock from 20,000,000 to 50,000,000. The Board of Directors has determined that it is in the best interest of the Company and its stockholders to increase the number of shares of authorized preferred and common stock in order to provide a sufficient reserve of such shares for possible future needs and growth of the Company. Such additional authorized shares would be available for issuance at the discretion of the Board without further stockholder approval (subject to certain provisions of The Nasdaq Global Market) to take advantage of future opportunities for equity financing, to improve the Company’s capital structure, in connection with possible acquisitions, and for other corporate purposes. The Company’s management has no arrangements, agreements, understandings or plans at the present time for the issuance or use of the additional shares of preferred or common stock to be authorized by the proposed amendment to the Certificate of Incorporation. The Board does not intend to issue any preferred or common stock except on terms that the Board deems to be in the best interests of the Company and its stockholders. The increase to the authorized number of shares of preferred and common stock will not have any impact on the currently issued and outstanding shares of our common stock, and will not affect the rights and restrictions of any issued and outstanding shares of our common stock or any unissued preferred and common shares, other than to increase the number of unissued preferred and common shares available for issue. If the amendment is authorized, the introductory paragraph of Article V of the Company’s Certificate of Incorporation would be amended as follows:
     “The Corporation shall have the authority to issue an aggregate of 75,000,000 shares, consisting of 25,000,000 shares of Preferred Stock, par value $.001 per share (“Preferred Stock”) and 50,000,000 shares of Common Stock, par value $.001 per share (“Common Stock”).”
     If approved by the Company’s stockholders, the increase to the number of authorized shares of preferred and common stock will become effective upon the filing of the Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware. The Board intends to file the Certificate of Amendment to the Certificate of Incorporation as soon as practicable once stockholder approval is obtained.
No Appraisal Rights
     Under Delaware law, the Company’s stockholders are not entitled to appraisal rights with respect to the increase to the number of authorized shares of preferred and common stock.
Approval
     The adoption of the proposal to amend the Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding common stock entitled to vote on the Record Date. Abstentions and broker non-votes have the effect of a vote against the amendment to the Certificate of Incorporation. If you hold your shares through a broker or other nominee and you do not instruct them on how to vote on this proposal, the broker or other nominee may have the authority to vote your shares in a manner of his choosing.
THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED AND COMMON STOCK.

OTHER INFORMATION
Security Ownership of Certain Beneficial Owners and Management
     The table below sets forth certain information regarding the beneficial ownership of common stock at April 4, 2007, by (i) each person known to us to beneficially own more than 5% of our common stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group.

Name of	Number of Shares	Percentage of
Beneficial Owner	Beneficially Owned(1)	Class
First Reserve Fund VIII, L.P. (2)
One Lafayette Place
Greenwich, CT 06830	4,917,650	44.2%

J. Carlo Cannell (3) 240 E. Deloney Ave. Jackson, WY 83001	1,000,000	9.3%

Directors and Executive Officers:
Gus D. Halas (4)	290,333	2.7%
Michael T. Mino (5)	74,727	*
Keith A. Klopfenstein (6)	30,000	*
Joseph R. Edwards (7) (8)	20,000	*
James M. Tidwell (7)	20,000	*
Stephen A. Snider (9)	11,000	*
Michael W. Press (10)	5,000	*
All directors and executive officers as a group (7 persons) (4) – (10)	431,060	3.9%

*	Less than 1%

(1)	Subject to community property laws where applicable, each person has sole voting and investment power with respect to the shares listed, except as otherwise specified. This table is based upon information supplied by officers, directors and stockholders beneficially owning more than 5% of our common stock and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission.

(2)	Consists of 4,565,373 shares of common stock held directly by First Reserve Fund VIII, L.P. (“Fund VIII”), an exercisable warrant to purchase 313,943 shares of common stock, and 38,334 shares of common stock in underlying stock options issued to Ben A. Guill (18,334 shares) and Joseph R. Edwards (20,000 shares) that are exercisable within 60 days. First Reserve Corporation (“First Reserve”) is the general partner of First Reserve GP VIII, L.P., which in turn is the general partner of Fund VIII. Jennifer C. Zarrilli, William E. Macaulay and John A. Hill are the members of the Board of Directors of First Reserve. The executive officers of First Reserve are Mr. Macaulay — chairman, chief executive officer and managing director; Mr. Guill — president and managing director; Mr. Hill — vice chairman and managing director; J. Will Honeybourne — managing director; Thomas J. Sikorski — managing director; Alex T. Krueger – managing director; Kenneth W. Moore – managing director; Cathleen M. Ellsworth – managing director; Mark A. McComiskey – managing director; Alan G. Schwartz – managing director; Jennifer C. Zarrilli — treasurer and chief financial officer; Anne E. Gold – chief administrative officer, general counsel and secretary. Each of Timothy H. Day, Joseph R. Edwards, Francesco Giuliani, Neil J. Hartley, Craig M. Jarchow, J. Hardy Murchison and Glenn J. Payne is a Director of First Reserve. Each of Rahman P. D’Argenio, Brian K. Lee, Timothy K. O’Keeffe, Jeffrey K. Quake and Joshua R. Weiner is vice president of First Reserve. Each of Avik Dey, Bing Feng Leng, Daniel S. Rice and Dod E. Wales is an assistant vice president of First Reserve. Joel C. Lambert and Matthew S. Raben are associate general counsels of First Reserve. Kristin A. Custar is Director of Investor Relations of First Reserve. Gregg R. Westgate is Chief Technology Officer of First Reserve. Each of these individuals disclaim beneficial ownership of the shares held by Fund VIII. Fund VIII may be deemed to share dispositive and voting control over the underlying options issued to Messrs. Guill and Edwards.

(3)	J. Carlo Cannell (“Cannell”) is the controlling member of Cannell Capital, LLC (“Adviser”). The Adviser acts as the investment sub adviser to The Cuttyhunk Fund Limited (“Cuttyhunk”), investment adviser to Anegada Master Fund Limited (“Anegada”), and TE Cannell Portfolio, Ltd. (“TEC”) and is the general partner of and investment adviser to Tonga Partners, L.P. (“Tonga”), Tristan Partners, L.P. (“Tristan”), and Kauai Partners, L.P. (“Kauai”). The number of shares directly held consists of the following: Anegada owns 280,300; TE Cannell owns 271,700; and Tonga owns 448,000.

(4)	Includes 100,000 shares of restricted stock and 183,333 shares that may be acquired upon the exercise of stock options that are exercisable within 60 days.

(5)	Includes 70,938 shares that may be acquired upon the exercise of stock options that are exercisable within 60 days and 156 shares that may be acquired upon the exercise of warrants.

(6)	Includes 30,000 shares that may be acquired upon the exercise of stock options that are exercisable within 60 days.

(7)	Includes 20,000 shares that may be acquired upon the exercise of stock options that are exercisable within 60 days.

(8)	Although Mr. Edwards is an officer of First Reserve, the general partner of First Reserve GP VIII, L.P., which in turn is the general partner of Fund VIII, he disclaims beneficial ownership of the shares held by Fund VIII.

(9)	Includes 10,000 shares that may be acquired upon the exercise of stock options that are exercisable within 60 days.

(10)	Includes 5,000 shares that may be acquired upon the exercise of stock options that are exercisable within 60 days.
Securities Authorized for Issuance Under Equity Compensation Plans
     The following table provides information with respect to compensation plans under which our securities are authorized for issuance as of December 31, 2006:

Number of securities
remaining available for
future issuance under
	Number of securities		equity compensation
	to be issued upon	Weighted-average	plans (excluding
	exercise of	exercise price of	securities reflected in
	outstanding options	outstanding options	column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	834,711	$10.65	1,165,289
Equity compensation plans not approved by security holders	—	$—	—

Total	834,711	$10.65	1,165,289
Independent Registered Public Accounting Firm
     No formal action is proposed to be taken at the Annual Meeting with respect to the continued employment of Ernst & Young LLP, the Company’s independent registered public accounting firm, and no such action is legally required. A representative of Ernst & Young LLP is expected to be at the Annual Meeting. The representative will have the opportunity to make a statement at the meeting if he or she wishes, and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees
     The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2006 and 2005 by the Company’s independent registered public accounting firm, Ernst & Young LLP:

	2006	2005
Audit Fees (a)	$874,350	$815,300
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	1,624	1,624

Total Fees	$875,974	$816,924

(a)	Represents fees for the annual audits and the reviews of the Company’s quarterly reports on Form 10-Q. 2006 and 2005 amounts also include $167,989 and $261,150, respectively, of professional fees related to the various registration statements filed during the years.
     Effective May 6, 2003, the Audit Committee established a policy to pre-approve all audit, audit–related, tax and other fees for services proposed to be rendered by the Company’s independent registered public accounting firm prior to engagement of the firm for that service. The Audit Committee delegated to its Chairman the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by the Company’s independent registered public accounting firm and the associated fees, provided that the Chairman report any such pre-approvals to the full Audit Committee at its next regular meeting. Consideration and approval of such services for 2006 generally occurred in the regularly scheduled quarterly meetings of the Audit Committee.
          Pre-approved fee levels for all services to be provided by the independent registered public accounting firm will be established annually by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee. The committee previously specifically approved the 2006 annual audit and quarterly review fees.
          None of the fees paid to the independent registered public accounting firm under the categories Audit- Related, Tax and All Other Fees were approved by the Audit Committee pursuant to the de minimis exception established by the SEC.
Compliance With Section 16(a) of the Exchange Act
          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the forms received by us, we believe that during 2006, all filing requirements applicable to our officers, directors and greater than 10% stockholders were timely met.
Certain Relationships and Related Transactions
          The Company leased certain buildings under noncancelable operating leases from employees of the Company during 2006. Lease commitments under these leases are approximately $0.2 million for 2007. Rent expense to related parties was $0.1 million for the year ended December 31, 2006.
          Any future reportable transactions between our related parties and us other than in the ordinary course of business will be reviewed and approved in advance by our Audit Committee.

COST OF SOLICITATION
     We will bear the costs of the solicitation of our proxies in connection with the Annual Meeting. In addition to the use of mail, proxies may be solicited by our directors, officers and regular employees, in person or by telephone or other means of communication. Our directors, officers and employees will not be compensated additionally for such solicitation but may be reimbursed for out-of-pocket expenses in connection with the solicitation. We are also making arrangements with brokerage houses and other custodians, nominees and fiduciaries for the delivery of solicitation material to the beneficial owners of common stock, and we will reimburse those brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with such services.
STOCKHOLDER PROPOSALS
          We must receive proposals by stockholders intended to be presented at the 2008 Annual Meeting of Stockholders at 7135 Ardmore, Houston, Texas 77054, Attention: Michael T. Mino, for inclusion in our proxy statement and form of proxy relating to that meeting no later than December 22, 2007 unless the date of the 2008 Annual Meeting is changed by more than 30 days from May 24, 2008, in which case the deadline is a reasonable time prior to the time we begin to print and mail out proxy materials.
          A stockholder who wishes to make a proposal at the 2008 Annual Meeting of Stockholders without complying with the requirements of Rule 14a-8 (and therefore without including the proposal in our proxy materials) must notify us of that proposal no sooner than December 22, 2007 and no later than February 20, 2008, and follow the procedures outlined in our Bylaws. If a stockholder wishes to nominate a person to be elected to the Board of Directors, such stockholder must notify us of such nomination no sooner than January 25, 2008 and no later than March 25, 2008 and follow the procedures outlined in our Bylaws. If, in either case, the date of the 2008 Annual Meeting is changed by more than 30 days from May 24, 2008, notice by the stockholder will be timely if delivered to or mailed and received at our principal executive offices not later than the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of such meeting was mailed to stockholders or the date on which it is first disclosed to the public. If a stockholder fails to timely give notice, then the persons named as proxies in the proxy cards solicited by our Board of Directors for that meeting will be entitled to vote the proxy cards held by them regarding that proposal, if properly raised at the meeting, in their discretion or as directed by our management.
OTHER MATTERS
          Management is not aware of any other matters to be presented for action at the Annual Meeting. However, if any other matter is properly presented, it is the intention of the persons named in the enclosed proxy form to vote in accordance with their best judgment on such other matters.
          A copy of our 2006 Annual Report to Stockholders, which includes copies of our Annual Report on Form 10-K for the year ended December 31, 2006, accompanies this proxy statement.
By Order of the Board of Directors,
MICHAEL T. MINO
Vice President and Chief Financial Officer
April 20, 2007